COMMITMENT LETTER
                              -----------------

March 3O, 2000

Mr. Bernie Herrmann
Director of Finance and Accounting
Exabyte Corporation
1685 38th Street
Boulder, CO 80229

Dear Mr. Herrmann:

     Based on the information that you have supplied to Congress Financial Corporation (Southwest) ("Lender"), Lender is pleased to confirm its commitment to provide a secured credit facility (the "Credit Facility") to Exabyte Corporation (the "Company"), as described below. The Credit Facility shall be in the maximum amount of $20,000,000, and shall be subject to the terms and conditions set forth herein and in the Term Sheet (as defined below). The Credit Facility is to be used to refinance certain existing debt owed to the Company's existing secured lender, to provide for letters of credit and to provide future working capital for the Company, as described below.

     The Credit Facility will be available pursuant to the terms and conditions of a loan and security agreement and other definitive loan documentation, incorporating provisions that are customary in similar financings by Lender or deemed by Lender to be appropriate in the context of the contemplated transactions, including Lender's customary and appropriate closing conditions. Certain of those terms and conditions are specified in the Summary of Principal Terms and Conditions attached to this letter (such Summary, the "Term Sheet"; and together with this letter, collectively, this "Commitment Letter").

     Lender may terminate this Commitment Letter if, in Lender's judgment, any condition to Lender's obligations set forth in this Commitment Letter or in the proposed definitive documentation is or becomes incapable of satisfaction, or any material adverse change in the assets, business, financial condition or prospects of the Company occurs. In addition, if any business or legal issues arise during the course of documentation or Lender's continuing review of the transaction, they must be resolved to Lender's satisfaction, or Lender may terminate this Commitment Letter without liability to you or the Company.

     You will promptly reimburse Lender or pay directly all reasonable legal and other costs and expenses incurred by Lender in connection with its continuing review of the transaction and the preparation and negotiation of this Commitment Letter (including any amendment or modification hereof) and the loan documentation, including reasonable attorneys' fees and legal expenses, filing and search charges, documentary stamp and intangibles taxes, recording taxes and fees and field examination charges and expenses (including per diem charges of $750 per person per day plus the out-of-pocket expenses incurred by Lender's examiners in the field and in the office, including travel, hotel and all other reasonable out-of-pocket expenses), in each case whether or not the Credit Facility closes. All such charges and expenses shall be paid to Lender upon its demand, together with such advance funds on account of such charges and expenses as have been previously deposited with Lender and as Lender may from time to time request. Lender has the right to apply to such charges and expenses any sums received by Lender or its affiliates from or on behalf of you or the Company.

     You will indemnify and hold Lender and its officers, directors, agents and affiliates harmless from and against any loss, claim, liability or expense, including, but not limited to, reasonable attorneys' fees and legal expenses, incurred by any of them in connection with, arising out of, or in any way related to this Commitment Letter or any of the transactions contemplated hereby. Lender will not, in any case, be liable for any special, indirect or consequential damages in respect of any breach or alleged breach of any obligations of Lender arising under this Commitment Letter.

     This Commitment Letter contains Lender's entire commitment for this transaction, and, upon acceptance by you, supersedes all prior proposals, negotiations, discussions and correspondence from or with Lender or its affiliates, including the proposal letter from Lender to you dated March 1, 2000, except for the provisions of paragraph 8 thereof, which paragraph shall remain in full force and effect. This Commitment Letter may not be contradicted by evidence of any alleged oral agreement.

NOTICE UNDER SECTION 26.02 OF TEXAS BUSINESS AND COMMERCE CODE:
--------------------------------------------------------------

     THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     This Commitment Letter is for your sole benefit and may not be relied on by any third party. This Commitment Letter shall not be assigned by you without the prior written consent of Lender, and may not be amended, nor may any provision of this Commitment Letter be waived or modified, except in writing signed by the party against whom such amendment, waiver or modification is sought to be enforced. This Commitment Letter shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to principles of conflicts of law.

     This Commitment Letter will be of no force and effect unless a counterpart hereof is accepted and agreed to by you and, as so accepted and agreed to, received by Lender, together with payment to Lender of its entire $150,000 Commitment Fee (as defined in the Term Sheet) in immediately available funds, all by the close of business in Dallas, Texas, on April 6, 2000. The commitment of Lender under this Commitment Letter, if timely accepted and agreed to by you, accompanied by payment of the Commitment Fees will terminate as of the close of business on April 22, 2000, if the Loan Documentation (as defined in the Term Sheet) is not executed and all conditions precedent to the initial borrowing under the Credit Facility have not been satisfied on or prior to such date. All your indemnification and other obligations hereunder shall survive any such termination. Following any termination hereof, the Credit Facility will require reapproval by Lender's credit committee even if Lender continues to work on the transaction. Such reapproval, if obtained, may result in different terms or conditions, or Lender may determine not to consummate the transaction, without liability to you or the Company.

     EACH OF LENDER AND YOU WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR 1N ANY WAY RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS REFERRED TO 1N THIS COMMITMENT LETTER.

     If you accept and agree to the foregoing, please so indicate by executing one counterpart of this letter and returning it to Lender, together with payment of Lender's Commitment Fee. Such Commitment Fee shall be sent by Federal funds wire transfer to Lender's account as listed on the attachment to this Commitment Letter.

     We look forward to working with you to complete this transaction.

Very truly yours,
CONGRESS FINANCIAL CORPORATION
(SOUTHWEST)
By:  -------------------------
Title:  ----------------------

ACCEPTED AND AGREED THIS 4th DAY
OF April, 2000:
EXABYTE CORPORATION
By:  -------------------------
Title:  ----------------------







                                 EXHIBIT A
                                 ---------

                SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
                -----------------------------------------

BORROWER:               Exabyte Corporation and its subsidiaries as determined
--------                by Lender.

LENDER:                 CONGRESS FINANCIAL CORPORATION (SOUTHWEST)
------

     Each term used but not defined in this Exhibit A shall have the meaning assigned to such term in the letter to which this Exhibit A is attached.

I. REVOLVING CREDIT:

     A. AMOUNT. Revolving loans ("Revolving Loans") to be provided by Lender of up to $20,000,000 (the "Maximum Credit"), available based upon the lending formulas and subject to the sublimits and other terms described below.

     B. DOMESTIC ACCOUNTS LENDING FORMULA: Revolving Loans of up to eighty percent (80%) of the net amount of eligible accounts receivable of Borrower; provided, however, that in no event will such Revolving Loans at any time exceed an amount equal to Borrower's trailing two (2) months' collections. Eligible accounts receivable and the net amounts thereof will be determined by Lender pursuant to general criteria which will be set forth in the Loan Documentation (as defined below). Generally, eligible accounts receivable will exclude accounts which are unpaid more than ninety (90) days past the original invoice date or more than sixty (60) days past the original due date, accounts owed by an account debtor which has more than fifty percent (50%) of the aggregate amount thereof unpaid more than ninety (90) days past the original invoice date or more than sixty (60) days past the original due date, accounts owed by an account debtor whose accounts equal or exceed twenty-five percent (25%) of all otherwise eligible accounts of Borrower, accounts receivable of the United States or any agency or department thereof for which the applicable Borrower has not complied with the Federal Assignment of Claims Act, foreign accounts receivable (other than to the extent eligible pursuant to paragraphs I.C and I.D hereof), contra accounts, poor credits, employee or affiliate accounts receivable, unbilled accounts receivable, and those other accounts which do not constitute collateral acceptable for lending purposes pursuant to criteria established by Lender.

     C. FOREIGN ACCOUNTS LENDING FORMULA. Revolving loans of up to the lesser of $2,000,000 or eighty percent (80%) of the net amount of accounts receivable of Borrower owing by specified foreign account debtors approved by Lender. Eligible foreign accounts receivables and the net amounts thereof will be determined by Lender pursuant to general criteria which will be set forth in the Loan Documentation. Generally, eligible foreign accounts receivable will exclude accounts that are not billed from the United States, are not payable in U.S. dollars only, or fail to meet the other eligibility criteria applicable to non-foreign accounts of Borrower.

     D. U.K. SUBSIDIARY ACCOUNTS LENDING FORMULA. Revolving Loans of up to the lesser of $3,000,000 or eighty percent (80%) of the net amount of eligible accounts receivable of a wholly-owned subsidiary of Borrower organized under the laws of the United Kingdom approved by Lender (the "U.K. Subsidiary"), provided that the U.K. Subsidiary shall have become a co-borrower or guarantor under the Credit Facility, and shall have granted Lender a lien on its assets (all on items and conditions, and pursuant to documents in form and substance acceptable to Lender). Eligible accounts receivable of the U.K. Subsidiary and the net amounts thereof will be determined by Lender pursuant to general criteria which will be set forth in the Loan Documentation. Generally, eligible accounts receivable of the U.K. Subsidiary will exclude accounts that fail to meet the other eligibility criteria applicable to accounts receivable of Borrower.

     E. LETTERS OF CREDIT.

        1. Amount: Standby letters of credit arranged through Lender ("LCs") of up to an aggregate amount at any time outstanding of $4,000,000, included within the overall revolving credit.

        2. LC Reserves Against Availability: A reserve against the Revolving Loans available under the lending formulas (subject to applicable sublimits) equal to one hundred percent (100%) percent of the amount of such LCs.

        3. Letter of Credit Fees: Lender shall receive a letter of credit fee calculated at the rate of one and one-half percent (1.50%) per annum on the daily outstanding balance of the LCs, payable monthly in arrears. All applicable bank and opening charges shall be in addition to Lender's fees and charged to Borrower's loan account(s).

     F. AVAILABILITY RESERVES, LENDING FORMULAS. Lender will have a continuing right to reserve against the loan availability under the lending formulas set forth above (i) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either the Collateral or its value, or the assets or business of Borrower or the U.K. Subsidiary, or Lender's security interests, liens and other rights in the Collateral (including the enforceability, perfection and priority thereof), or (ii) to reflect Lender's good faith belief that any Collateral report or financial information furnished by or on behalf of Borrower or the U.K. Subsidiary to Lender is or may have been incomplete, inaccurate or misleading in any material respect, (iii) in respect of any state of facts which Lender determines in good faith constitutes an event of default under the Loan Documentation or may, with notice or passage of time or both, constitute such an event of default, or (iv) to reflect reserves for LCs. Without limiting the foregoing, Lender shall establish on the closing date reserves to reflect the tax and accounts payable liabilities of the U.K. Subsidiary, to reflect dilution of accounts receivable in excess of five percent (5%) and a permanent availability reserve in the amount of $1,500,000. Lender may from time to time reduce the lending formula(s) applicable to eligible accounts based on Lender's good faith determination that, and to the proportionate extent that, dilution has increased or the general creditworthiness of account debtors has declined.

II. COLLATERAL: First priority perfected security interests in and liens upon all of Borrower's present and future assets and properties including accounts, contract rights, general intangibles (including, without limitation, trademarks, service marks, tradenames, patents and licenses thereof), chattel paper, documents, instruments, inventory, the capital stock of the U.K. Subsidiary, products and proceeds thereof (the "Collateral").

III. USE OF PROCEEDS: All Revolving Loans, LCs and other credit accommodations (if any) provided to Borrower shall be used exclusively for (i) the satisfaction and termination of the existing credit facility provided to the Borrower by Bank One, including arrangements acceptable to Lender for the replacement of standby letters of credit outstanding under the Bank One credit facility, (ii) expenses of the transaction, and (iii) the future working capital of the Borrower.

IV. INTEREST RATES:

     A. The interest rate on the Revolving Loans shall be (i) one-half of one percent (.50%) in excess of the prime rate per annum announced from time to time by First Union National Bank as its "prime rate" (the "Prime Rate"), and shall increase or decrease by an amount equal to each increase or decrease in such Prime Rate, effective as of the first day of the month after any such change occurs, or (ii) a rate of two and one-half percent (2.50%) per annum in excess of the "Adjusted Eurodollar Rate", if the applicability of such rate is elected by Borrower, subject to Lender's customary terms applicable to Eurodollar rate based loans, provided that, in the event that Excess Availability as determined by Lender under (and as defined) in the Loan Documentation, at any time falls below $7,500,000, the interest rate applicable to the Revolving Loans shall increase by one-quarter percent (.25%) per annum. The Adjusted Eurodollar Rate will be calculated based on the average of rates of interest per annum at which First Union National Bank is offered deposits of U.S. dollars in the London interbank market for the applicable period of one, two or three months elected by Borrower, adjusted by the reserve percentage prescribed by governmental authorities, as determined by Lender. Eurodollar rate based loans shall not exceed eighty percent (80%) of Revolving Loans outstanding.

     B. All interest will be computed on the basis of actual days elapsed over a three hundred sixty (360) day year, will be payable monthly to Lender and may be charged by Lender to the Revolving Loan account(s) of Borrower. Collections in respect of the accounts of Borrower will be credited to the Revolving Loan account(s) of Borrower on a daily basis, allowing one (1) business day after Lender's receipt of a wire transfer(s) of federal funds to Lender's payment account designated for such purpose, unless Lender waives such one (1) business day requirement upon, among other things, Borrower maintaining Excess Availability of at least $7,500,000 and available, unencumbered cash in excess of $10,000,000 and no event of default having occurred under the Loan Documentation.

V. DEFAULT RATES: While an event of default is continuing under the Loan Documentation or any termination or non-renewal of the Credit Facility, the applicable rates of interest and fees in respect of LCs, shall be increased by two percent (2%) per annum above the pre-default rates. Such increased rates shall also be applicable to Revolving Loans and LCs outstanding in excess of the lending formula availability or any applicable limits or sublimits, whether or not such excess(es) are permitted by Lender at any time.

VI. TERM: The Credit Facility shall be for an initial term of three (3) years from the date of closing. Thereafter, the Credit Facility shall be subject to successive one (1) year automatic renewals, unless notice of non-renewal is timely given as provided in the Loan Documentation.

VII. FEES: All fees listed below are in addition to interest, letter of credit fees and other charges and expenses provided for herein and may, in the case of such amounts payable to Lender, at Lender's option, be charged directly to the Revolving Loan account(s) of Borrower:

     A. CCMMITMENT FEES. Lender shall receive a commitment fee of $150,000 upon your acceptance of this Commitment Letter (the "Commitment Fee"), which is fully earned upon your acceptance of this Commitment Letter and is non-refundable.

     B. SERVICING FEE. Lender shall receive a servicing fee of $2,000 per month (or part thereof), earned and payable monthly, in advance, commencing on the date of closing.

     C. UNUSED LINE FEE. Lender shall receive an unused line fee, payable monthly during the term of the Credit Facility, calculated at the rate of three eighths of one percent (.375%) per annum upon the amount (if any) by which $16,000,000 exceeds the average daily aggregate principal balance of the Revolving Loans, LCs outstanding under the Credit Facility during the prior month (or part thereof).

     D. EARLY TERMINATION FEE. If the Credit Facility is terminated, for any reason, prior to the end of the then current term, Lender shall receive an early termination fee as follows:

        1. One and one-quarter percent (1.25%) of the Maximum Credit, if terminated on or prior to the first anniversary of the date of closing;

        2. Three-quarters percent (.75%) of the Maximum Credit, if terminated after the first anniversary and on or prior to the second anniversary of the date of closing; and

        3. One-quarter percent (.25%) of the Maximum Credit, if terminated after the second anniversary and prior to the end of the then current term.

Lender agrees to waive the early termination fee otherwise applicable if, prior to a default that has not been previously cured or waived, the Credit Facility is terminated and all obligations to Lender are satisfied with the proceeds of, and contemporaneously with the closing of, either (i) a credit facility led or provided solely by First Union National Bank, or (ii) the sale of equity interests in, or subordinate debt obligations of, Borrower.

VIII. EXPENSES: In addition to fees and expenses payable under this Commitment Letter, the Borrower will, from and after closing, pay all of the reasonable out-of-pocket expenses and customary administrative charges incurred from time to time by Lender during the course of the financing arrangements, including, without limitation, reasonable out-of-pocket expenses for recurring field examinations, and, in addition, per diem field examination charges at the rate of $750 per person per day), and reasonable attorneys' fees and legal expenses, filing fees, title insurance premiums, documentary stamp and intangibles taxes, recording taxes and fees, search fees and appraisal fees, provided that Borrower shall not be obligated to pay fees of Lender's counsel associated with the initial Loan Documentation and the closing of this transaction between Borrower and Lender in excess of $25,000.

IX. LOAN DOCUMENTATION:

     A. DOCUMENTS. Definitive loan documentation, (the "Loan Documentation"), including, without limitation a loan and security agreement, supplemental security agreements, a stock pledge agreement, lien waivers and access agreements in Lender's favor and required in good faith by Lender from mortgagees, landlords, warehousemen, repairmen and customers who have possession of or on whose property any Collateral is located, and other third party waivers and access agreements in Lender's favor (or in lieu of such lien waivers and access agreements, availability reserves established in good faith by Lender), UCC financing statements and related documentation, legal opinions from Borrower's counsel. All of the Loan Documentation shall be prepared or approved by Lender's counsel incorporating Lender's customary terms and provisions, including, without limitation, the absence of any default or incipient default as a condition of all loans and advances, and the right to establish reserves against the loan availability under the lending formulas set forth above, and such other provisions as Lender may require as to its Loan Documentation in the context of the transactions contemplated hereby. The Loan Documentation will also provide that Lender may syndicate and/or sell participations in the Credit Facility.

     B. REPRESENTATIONS AND WARRANTIES. To include, but not be limited to: representations and warranties concerning the Collateral; corporate existence and good standing, power and authority; accuracy of financial information; absence of material adverse changes; locations of chief executive offices and Collateral; priority of Lender's security interests and liens, ownership of properties, and absence of other liens; filing of tax returns and payment of taxes; absence of material litigation or investigations; compliance under and non-contravention with other agreements and applicable law, regulation, etc.; identification of bank accounts; environmental matters; employee benefit matters; accuracy and completeness of information furnished to Lender; survival and continuing nature of representations and warranties.

     C. AFFIRMATIVE COVENANTS. To include, but not be limited to: maintenance of corporate existence and rights; requirements for new locations; compliance with laws (including environmental and employee benefit laws); performance of obligations; maintenance of property in good repair; maintenance of appropriate and insurance deemed adequate by Lender; Lender's rights to inspect books and properties; payment of taxes and claims; delivery of financial statements, financial projections and other information; Collateral reporting; end further assurances.

     D. NEGATIVE COVENANTS. To include, but not be limited to, prohibitions or limitations on: dividends; redemptions and repurchases of capital stock; capital leases) and guarantees; operating leases; repurchases or prepayment of debt; creation or suffering of liens (including, without limitation, a prohibition of liens on property of Borrower, other than (i) the liens granted in favor of Lender and (ii) existing and permitted future purchase money liens on, and capital leases of, equipment; loans, investments and acquisitions; affiliate transactions; asset sales, mergers and consolidations; opening new bank accounts.

     E. FINANCIAL COVENANT. A Minimum Tangible Net Worth covenant will be included in the Loan Documentation, in amounts determined by Lender consistent with the projections delivered to Lender prior to the date of this Commitment Letter. The amounts measured by such covenant shall, unless - otherwise provided below, be calculated according to definitions and shall be required to be satisfied at the times and/or for the periods to be set forth in the Loan Documentation.

     F. EVENTS OF DEFAULT. To include, but not be limited to: payment and performance defaults under any of the Loan Documentation, cross-defaults with other indebtedness and other material agreements and documents, breach of representations and warranties, insolvency, voluntary and involuntary bankruptcy, judgments and attachments, revocation of any guaranty, dissolution, change in control, and any material adverse change in Borrower's business, assets or prospects.

     G. WAIVERS. To include, but not be limited to: A WAIVER BY EACH OF LENDER AND BORROWER OF ITS RIGHTS TO JURY TRIAL; a waiver by Borrower of claims for special, indirect or consequential damages in respect any breach or alleged breach by Lender under any of its Loan Documents.

X. CONDITIONS PRECEDENT: Those conditions precedent customarily required by Lender in similar financings and any additional conditions precedent deemed appropriate by Lender in good faith in the context of this transaction including, without limitation, the following:

     A. Execution and delivery of the Loan Documentation, in form and substance satisfactory to Lender.

     B. Lender shall hold perfected, security interests in and liens upon the Collateral having the priority set forth above, free and clear of all other liens, claims and encumbrances. All UCC financing statements and other perfection instruments relating to the Collateral shall have been duly prefiled against Borrower before closing, and Lender shall have received UCC and other lien search results from the - various jurisdictions showing the financing statements and other perfection instruments in favor of Lender filed of record prior to closing. Borrower shall have pledged to Lender certificates evidencing its shares of the capital stock of the U.K. Subsidiary, along with appropriate stock certificates, executed in blank.

     C. Termination of Borrower's existing credit facility with Bank One, and the release of all security interests and liens held by such lender in any assets and properties of Borrower.

     D. The Excess Availability determined by Lender under (and as defined in) the Loan Documentation as at the closing of the Credit Facility, subject to applicable sublimits and reserves, shall be not less than $7,500,000 after the payment of or provision for costs, fees and expenses of the transaction (including in connection with the Credit Facility), and after giving effect to the initial loans and LCs under the Credit Facility as provided herein, and provided the accounts payable of Borrower are then in a condition acceptable to Lender.

     E. There shall exist no event of default or incipient default under any of the Loan Documentation F. Lender and its counsel will have had the opportunity to conduct customary legal due diligence (all of which shall be satisfactory to Lender and its counsel). Without limiting the foregoing Lender and its counsel shall be satisfied with the structure of the Credit Facility.

     F. Lender and its counsel will have had the opportunity to conduct customary legal due diligence (all of which shall be satisfactory to Lender and its counsel). Without limiting the foregoing Lender and its counsel shall be satisfied with the structure of the Credit Facility.

     G. Lender shall have received current accounts receivable agings, perpetual inventory records and/or roll-forwards of accounts and inventory through the date of closing, together with supporting documentation, and other documents and information that will enable Lender to accurately identify and verify the eligible accounts of the Borrower, all of the foregoing to be delivered at or before closing in a manner satisfactory to Lender.

     H. Delivery to Lender of evidence of insurance coverage deemed adequate by Lender, including lender's loss payee endorsements in Lender's favor, as their interests may appear, as to, casualty and, if carried, business interruption insurance and endorsements naming Lender as additional insured as to liability insurance.

     I. No material adverse change in the business operations or prospects of Borrower or in the assets of Borrower shall have occurred since the date of Lender's most recent field examination(s) conducted prior to the date of this Commitment Letter. Lender may conduct additional or updated field examinations, at Borrower's expense, prior to closing and/or commencing financing, the results of which must be satisfactory to Lender. Without limiting the generality of the foregoing (i) no material investigation, litigation, bankruptcy or other proceedings shall be pending or threatened against Borrower as of the closing, and (ii) the Collateral shall not have materially declined in value from the values set forth in any of the appraisals or field examination(s) completed prior to the date of this Commitment Letter.

     J. Lender shall have received, in form and substance satisfactory to Lender, an agreement (a "Blocked Account Agreement") with each of the depository banks at which bank accounts and/or lockboxes are maintained for receipt of the proceeds of accounts or other Collateral, providing that all remittances and amounts received in the lockboxes and/or bank accounts are the property of Lender and collected funds thereon shall be sent by federal funds wire transfer on a daily basis to Lender's bank account designated for such purposes (unless Lender has waived such requirement upon, among other things, Borrower maintaining Excess Availability of at least $7,500,000 and available, unencumbered cash in excess of $10,000,000, and no Event of Default having occurred under the Loan Documentation) and that the depository bank has no lien on or right of setoff against such remittances or amounts on deposit or held in such bank accounts and shall only follow the instructions of Lender with respect to such remittances and amounts on deposit.

     K. With respect to U. K. Subsidiary Accounts, Lender shall have completed its field examinations, credit investigations and analysis and review of certain other information all with results satisfactory to Lender.

     L. With respect to the initial advance under the Credit Facility, Lender shall have received, three (3) days' prior written notice.

XI. INDEMNITY: Borrower shall indemnify and hold harmless Lender and its directors, officers, agents, and employees from and against all losses, claims, damages, expenses, or liabilities including, but not limited to, legal or other expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the Credit Facility or the relationship between Lender and Borrower.

XII. GOVERNING LAW: The Loan Documentation and the Credit Facility shall be governed by Texas law, without regard to principles of conflicts of law.

XIII. CONSENT TO JURISDICTION: As to the Loan Documentation and the Credit Facility, Texas courts.

* * *

Note: This Summary of Principal Terms and Conditions is not meant to be, nor shall it be construed as an attempt to describe the specific phrasing of documentation clauses. Rather, it is intended only to outline the principal terms to be included in the Loan Documentation.